Exhibit 10.1

Senetek PLC

Shareholder Conference Call

March 7, 2008

12:00 pm Eastern Standard Time

OPERATOR:

“This conference call is being provided for informational and discussion purposes, and is not intended to provide and should not be relied upon as investment advice or an opinion regarding the appropriateness or suitability of any investment. Nothing herein should be construed to be an offer to sell, or a solicitation of an offer to buy any securities.

This discussion will contain forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include failure to get regulatory approval for our product candidates, market acceptance for approved products, management of rapid growth, risks of regulatory review and clinical trials, intellectual property risks, and the need to acquire additional products. We would like to refer our audience to the documents that Senetek’s files from time to time with the Securities and Exchange Commission.”

“I would now like to turn it over to Frank Massino, Chief Executive Officer of Senetek PLC.”

FRANK:

Thank you for joining us, the purpose of today’s call is to update investors on recent developments – as well as discussion of business strategies and initiatives – and the status of ancillary products.

On Monday we announced that Senetek has entered into a dispute resolution process with Triax Aesthetics LLC – the pharmaceutical marketer which Senetek licensed to sell Senetek’s proprietary product, Pyratine 6™, in the ethical market which includes dermatologists, dispensing and non-dispensing physicians and “behind the counter” sales in pharmacies.

The License and Distribution Agreement we entered into with Triax Aesthetics last August provides that if either party has issues with the other party’s performance, there is a 3 week informal dispute resolution period followed by binding arbitration.

The Agreement requires both sides to maintain strict confidentiality about any dispute, and therefore we cannot address specific issues raised . . . . .we recognize your frustration as a shareholder from the many calls that we have received and continue to receive questions asking us how sales of Pyratine-6™ are tracking; but unfortunately, we cannot answer this as we have not received a report on sales other than an informal update in early January.

However, the Agreement is public information and under this Agreement Senetek’s obligations regard product development and manufacturing – and Triax’s obligations have to do with:

•	Setting up a Sales Force

•	Organizing and Implementing the Marketing Campaign – and

•	Organizing and Implementing the Sales Program

We will meet with Triax to attempt to resolve our respective issues through the informal dispute resolution process. Under the Agreement if informal efforts do not resolve our dispute by late March, then either side can demand binding arbitration.

We will press release significant updates when they occur, subject to confidentiality provisions. And although we would like to elaborate further on the dispute resolution process, we are prohibited from doing so and therefore, in this conference call, we believe that it is in all of our best interest not to take questions today.

However, I would like to take this opportunity to share with you the events taking place at Senetek which we believe are collectively most positive:

Pyratine-6™ clinical study results were featured in the February issue of the Journal, “Drugs in Dermatology.” In the article, it was reported that Pyratine-6™ demonstrated efficacy in the reduction of fine lines and wrinkles, skin roughness, mottled hyperpigmentation, and in the improvement of skin moisture content. In addition to the efficacy in the improvement in photodamaged skin overall, an important finding of this study is the significant reduction in erythema at 2 weeks and the additional reductions at weeks 4, 8, and 12. It has been noted that this is the first report to show reduced erythema associated with use of a non-prescription topical product.

An additional clinical study for the treatment of Acne Rosacea is nearing completion at the University of California, Irvine and we look forward to updating you on the study results shortly. At the request of the investigators and subjects, we are continuing this study for another nine months due to its early positive results.

As you know two leading physicians have recently presented on Pyratine-6™ at major dermatological conferences, Dr. Neil Sadick at the American Academy of Dermatology and Dr. Mark Nestor at the South Beach Dermatology Meeting. In addition, Dr. Arisa Ortiz of the Department of Dermatology at the University of California at Irvine is scheduled to present a clinical update on the treatment of acne rosacea with Pyratine-6™ at the upcoming International Investigative Dermatology Conference in Kyoto, Japan in May of this year.

There is great significance in such early endorsements by key physicians of a new product. We are working on additional formulations and combinations of Pyratine-6™ and hope to have additional products available in the near future products that continue to offer differential advantages over the competition.

Regarding our Business Strategy and Initiatives . . . .

We continue to implement our previously stated strategy to move our dermatology and skin care business from an exclusively royalty based model to a model concentrating on more fully integrated sales and marketing with the goal of achieving greater revenues in an accelerated timeframe.

We have hired and contracted key resources through a previously budgeted program to facilitate further accelerated commercialization of our products. Marjorie Hays has returned to become the Head of our Communications, having spent the last few months redesigning our new website which has received rave reviews, generating more inquires on Senetek shares and technology. Marjorie will be working on IR and PR campaigns designed to increase visibility on the company. Mike brings much needed pharmaceutical experience in sales and marketing as well as business development, having experience with companies such as Pfizer, Glaxo Smith Kline and PARI Pharmaceuticals. In addition, we have signed Phillip Rose to a consultancy arrangement that specifically deals with revenue generation. You may remember Phil as the former Vice President and General Manager of North American Operations for ICN Pharmaceuticals, now Valeant Pharmaceuticals . . . . . Phil was the internal champion of Kinerase, having branded this product and being responsible for its early success.

We are currently in discussions for several license arrangements for our second generation products in foreign markets to include Asia, Australia and Europe.

We have accelerated development of two additional compounds in our portfolio, PA100 and AK801 and are currently completing safety testing, readying the products for human clinical trials. We have targeted PA100 for the treatment of wound healing and we are also establishing protocols to test our already clinically proven product, 4HBAP for acne vulgaris, the number one disease state seen by dermatologists, representing an incredibly large market.

Moving onto Invicorp® and Reliaject®, I would like to report that Invicorp® is currently being marketed in Denmark and is being rapidly embraced by the physicians. Sales of Invicorp® in Denmark, although relatively small in number, are projected to capture in excess of a 50% market share of the alternative treatments for erectile dysfunction. This positive feedback is significant and validates the excellent efficacy and safety profile of Invicorp® and will be useful in the successful marketing of the product in Europe and the United States.

Along with the question on how Pyratine-6™ sales are tracking, the other most frequent inquiry that we get from shareholders is “what is the effect of the recent announcement by Ardana being up for sale will have on Invicorp®?” Ardana has announced that it is looking to be acquired and this may indeed impact the advancement of the Mutual Recognition Process for Invicorp® in Europe . . . . however, Invicorp® is a valuable asset to Ardana and any prospective owner.

Ardana has informed us in writing that all requirements are complete to advance the MRP. We have just recently negotiated back from Ardana the return of the valuable rights for Invicorp® for BRIC . . . . the territories of Brazil, India, China and Russia and now are in collective negotiations with Plethora, our partner for Invicorp® in the US market and with Ranbaxy, our partner for the Reliaject®

We are pleased to report that Plethora continues to operate to its plan of having Invicorp® in the US market around the fourth quarter of 2009. Just recently Plethora was able to successfully demonstrate the safety of Invicorp® to the FDA, addressing the age old non-issue of the report of brown fatty spots in mice, a major step forward.

I would like to remind you that the successful approval of Invicorp® in both European countries and the United States triggers large milestone payments to Senetek by its respective licensees.

We are pleased to update you on Reliaject® as Ranbaxy continues to make great progress in readying it’s facility for the manufacture of this proprietary delivery system and are quite confident that they will have multiple products delivered in the Reliaject® with its first commercialization taking place in 2009.

Updates from the Polish Academy of Sciences are positive on the treatment of Glio blastoma multiforme, a deadly cancer of the brain. One of the objectives that we have set for Mike is to begin preparing and positioning this excellent and breakthrough treatment, readying it for outlicensing to major pharma.

Turning to financial and administrative matters, we have completed our application for listing on the American Stock Exchange. We have been quite pleased with their reception, however, now that the stock is trading well below the $3 range, we believe that Senetek’s listing on this exchange is in jeopardy at this time. It is not unlike the difficulty that many companies today are having in executing an IPO.

We will keep you updated on this important objective targeted for completion in the year 2008.

As many of you know, we are prohibited by UK regulations from buying back our own shares under our current capital structure. We believe strongly in implementing a buy back program and therefore have initiated the process to petition the UK Courts to restructure our capital in order to allow us the ability to repurchase Senetek shares and pay dividends. We believe that this would be a prudent and wise use of our funds as our stock currently trades significantly below our cash value . . . . an objective under valuation to say the least, particularly when coupled with the commercial contracts already in place for the Monoclonal Antibodies, Invicorp® and Reliaject® .. . . not to mention our rich technology portfolio.

Finally, we are concluding our year end financial work for 2007. Fourth quarter results will be ready on March 31st. We are in the best position ever in the long and storied history of Senetek with $18 Million of cash on hand, no debt, two new dermatological products ready for commercialization (Pyratine-6™ and 4HBAP), significant commercial contracts in place for the Monoclonal Antibodies, Invicorp® and Reliaject® and continuing success with new Intellectual Properties such as the RNA interference treatment sequence for brain tumors as well as new and unique compounds such as PA100 and AK801.

This concludes our conference call. . . . . We invite you to contact Senetek through IR@Senetek.net or to call our Head of Communications, Marjorie Hays at 707-226-3900 extension 102. Thank you for your interest, your patience and your support. Have a Great Weekend.

Good day.

OPERATOR:

Thank you for your participation in Senetek’s conference call. You may now disconnect.

END